                                                                   Exhibit 10.28

                              Tekinsight.com, Inc.
                18881 Von Karman Ave. Suite 250, Irvine, CA 92612

August 15, 2001

Mr. James Linesch
3401 Walnut Ave.
Manhattan Beach, CA 90266

Dear Jim:

We are pleased to provide you with several changes to your compensation, effective with this notification. The terms and conditions of your employment, as specified in your Employment Agreement dated August 14, 2000, remain in effect except for the following changes:

       1. Effective on the closing of the merger with DMR, your annual Base Salary shall be increased to a rate of $200,000 per year.

       2. You are granted a bonus, covering your first year of service, of $25,000. Such bonus shall become due and payable upon the consummation of the merger with DMR.

       3. Beginning with your second year of employment, you shall be eligible for quarterly bonuses in the cumulative annual amount of fifty percent (50%) of your base salary ("Bonus"), payable in equal quarterly installments within 60 days of each fiscal quarter-end, beginning with the quarter ended September 30, 2001. The criteria for achievement of quarterly bonus amounts shall be equivalent to such criteria as established for the Chief Executive Officer. The bonus amount for quarter ended September 30, 2001 shall become due and payable at the close of the merger with DMR, with the closing being the criteria for achievement.

       4. Under provision 6.2 of your Employment Agreement, Termination Without Cause, the benefits described shall be extended to a period of eighteen (18) months, rather than the 12-month period specified in 6.2(b) and 7.1(b). Such payments shall be based upon the Base Salary plus Bonus in effect at the time of the event. As a clarification, should your employment continue following a Change in Control, the benefit described in 7.1(c) shall become effective, regardless of ongoing employment status.

I look forward to our continuing to work together, as we complete the merger with DMR and take this company to the next stage of its development.

Sincerely,



Steven J. Ross
President and CEO